EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2021 relating to the consolidated financial statements of Mayville Engineering Company, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Mayville Engineering Company, Inc. and Subsidiaries for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

November 4, 2021